Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CopyTele, Inc. and subsidiaries

We consent to use of our report dated January 30, 2012, with respect to the consolidated balance sheets of CopyTele, Inc. and subsidiaries as of October 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended October 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Melville, New York
October 12, 2012